UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 17, 2015

SCYNEXIS, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36365	56-2181648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501-C Tricenter Boulevard

Durham, North Carolina 27713

(Address of principal executive offices, including zip code)

(919) 544-8600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Sales of Services Business

On July 21, 2015, SCYNEXIS, Inc., a Delaware corporation (the “Company”) completed the sale of the Company’s animal health, contract research and development services business (the “Services Business”) pursuant to an Asset Purchase Agreement (the “Agreement”), dated July 17, 2015, with Accuratus Lab Services, Inc. (the “Buyer”) a private-equity backed process chemistry, formulation, manufacturing and analytical development services provider, for an aggregate purchase price of $3,875,000, subject to a pre-closing working capital adjustment of $824,064. In addition, a portion of the consideration payable at closing equal to $500,000 was withheld and is subject to an escrow for a period of twelve (12) months from the date of close to satisfy indemnification obligations of the Company in connection with breaches of any representation and warranties and other customary obligations under the terms of the Agreement. In connection with the sale of the Services Business, each of the Company’s non-executive officer employees principally providing services to the Services Business have either accepted continued employment with the Buyer or has been terminated in connection with the transaction contemplated by the Agreement. As a condition to the execution of the Agreement, Buyer is assuming the Company’s post-closing obligation under its facility lease in Durham, North Carolina and the Company is being released from any post-closing liability under the facility lease. The Company and its retained employees will continue to operate from the Durham facility immediately after the closing for a period of up to six months pursuant to a facility license and a transition services agreement. The foregoing description of the Agreement and the transaction described here is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Commitment to Services Agreement

The Company and Buyer entered into a Commitment to Services Agreement (the “Services Agreement”) pursuant to which Buyer shall provide the Company with certain contract research and development services for eighteen months following the closing of the sale of the Services Business for a minimum purchase price obligation on the part of the Company of at least $3,300,000 over the initial term of the Services Agreement. The foregoing description of the Services Agreement described here is qualified in its entirety by reference to the Services Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2015. The purpose of this Services Agreement is to replace services that were previously provided internally by employees of the Company prior to the sale of the Services Business. The employees performing these services became employees of the Buyer in connection with this sale transaction. While profit margin is included in the amount of the minimum purchase obligation above, such amount cannot be reasonably estimated.

New Facilities Lease

On July 13, 2015, the Company entered into a Sublease (the “Sublease”) which became effective July 22, 2015, to sublet certain premises consisting of 10,141 square feet of space (the “Subleased Premises”) located at 101 Hudson Street, Jersey City, New Jersey from Optimer Pharmaceutical, Inc. (the “Sublandlord”). The term of the Sublease is scheduled to commence on August 1, 2015 (the “Commencement Date”) and is scheduled to expire on July 30, 2018. No base rent will be due under the Sublease until one month after the Commencement Date. The Company will relocate its corporate headquarters to the Subleased Premises beginning in August, 2015 and the Company intends to relocate all of its operations from Durham, North Carolina to the Subleased Premises by the end of 2015.

Under the Sublease, the Company is obligated to pay monthly base rent in the amount of $24,507.00 per month, which amount shall increase by 3% (on an annual basis) on each anniversary of the Commencement Date. The monthly base rent, as so escalated, is “gross” rent, and the Sublandlord will be responsible for paying any base rent or additional rent payable under the master lease for the Subleased Premises, including, but not limited to, the Tax Share, the Expense Share, the Electricity Share, the Chilled Water Share (all as defined in the Sublease) related to the Subleased Premises that exceeds the monthly base rent paid by the Company under the Sublease; provided, that the Company shall be responsible for all charges for special services and special utilities requested by the Company and separately charged by the overlandlord under the master lease relating to the Subleased Premises. The foregoing description of the Sublease is qualified in its entirety by reference to the full text of the Sublease, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

The Agreement, Services Agreement and the Sublease contain customary representations, warranties and agreements by the Company, customary conditions to closing and indemnification obligations of the Company, and other obligations of the parties. The representations, warranties and covenants contained in the Agreement, Services Agreement and the Sublease: were made only for purposes of such Agreement, Services Agreement and the Sublease; are made as of specific dates; are solely for the benefit of the parties (except as specifically set forth therein); may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Agreement, Services Agreement and the Sublease, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties, instead of establishing matters as facts; and may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to the investors generally. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company.

Item 2.01. Completion of Acquisition or Disposition of Assets

The information set forth under the description Sales of Services Business in Item 1.01 above is incorporated herein by reference. The Company’s unaudited pro forma financial information for the period ended March 31, 2015, relating to the divestiture of the Service Business is set forth in Exhibit 99.1 attached hereto. In addition, the description of the Sales of Services Business in Item 1.01 above and the transaction described therein is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.05. Costs Associated with Exit or Disposal Activities

As previously disclosed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2015, as filed with the SEC on May 15, 2015, the Company’s board of directors approved a compensatory plan designed to promote the retention of services of non-executive employees of the Company’s Services Business in connection with the sale and the transition of the Service Business to Buyer. The Company disclosed that any non-executive employee of the service business not offered a comparable position by the Buyer, the Company intended to provide severance payments to such employees in amounts were not estimable at the time. In connection with completion of the sale of the Services Business, the severance payment obligation is now estimated to be approximately $1.0 million, which includes severance, benefits, and associated employer payroll taxes.

As a result of the consummation of the Sale of Services Business and execution of the New Facilities Lease, each as described in Item 1.01 of this Current Report on Form 8-K, the Company became committed to a one-time employee termination benefits plan for its non-executive employees in connection with the relocation of its operations to Jersey City, New Jersey. The Company has reserved, and estimates it may incur charges in connection with employee termination benefits plan, of approximately $1.4 million during fiscal 2015. Substantially all of these costs are expected to result in cash expenditures related to separation payments and other employee termination expenses. The Company expects the plan to be fully executed by the end of fiscal 2015.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 23, 2015, the Company announced that Yves J. Ribeill, Ph.D., President and a member of the Company’s board of directors (the “Board”), resigned as President of the Company, effective July 21, 2015. Dr. Ribeill will continue to serve on the Board.

On July 23, 2015, the Company and Dr. Ribeill entered into an agreement for certain payments and benefits (the “Separation Agreement”), pursuant to which Dr. Ribeill will receive: (a) a cash payment of approximately $100,000 upon the effective date of his resignation; (b) cash severance payments totaling approximately $900,000, paid over 12 months commencing with the first payroll period following the resignation date; and (c) the vesting and exercisability of all outstanding options, which includes 84,613 vested shares and 183,268 unvested shares to purchase the Company’s common stock at a weighted average price of $9.61 and $9.41, respectively, held by Dr. Ribeill will be accelerated in full on the effective date of resignation. The post-employment option exercise period will be extended from 90 days to 48 months, excluding options granted pursuant to the Company’s 1999 Stock Option Plan. Further, as part of the Separation Agreement Dr. Ribeill granted the Company a full and final release of any claims against the Company that may have existed or arisen prior to the execution of the Separation Agreement. The foregoing description of the Separation Agreement is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Asset Purchase Agreement, dated July 17, 2015, between the Company and Accuratus Lab Services, Inc.

10.2	Sublease Agreement, dated July 13, 2015, and effective July 22, 2015, between the Company and Optimer Pharmaceuticals, Inc.

10.3	Separation Agreement, dated July 23, 2015, and effective July 21, 2015, between the Company and Yves J. Ribeill, Ph.D.

99.1	Pro forma financial information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCYNEXIS, Inc.

By:	/s/ Marco Taglietti, M.D.
Name:	Marco Taglietti, M.D.
Title:	Chief Executive Officer

Dated: July 23, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated July 17, 2015, between the Company and Accuratus Lab Services, Inc.

10.2	Sublease Agreement, dated July 13, 2015, and effective July 22, 2015, between the Company and Optimer Pharmaceuticals, Inc.

10.3	Separation Agreement, dated July 23, 2015, and effective July 21, 2015, between the Company and Yves J. Ribeill, Ph.D.

99.1	Pro forma financial information